UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2013

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Director.

(b)	On February 26, 2013, Mr. In Seon Hwang resigned from the Board of Directors (the “Board”) of Targa Resources Corp. (the “Company”), effective February 26, 2013. Mr. Hwang’s resignation was not as a result of any disagreement with the Company regarding any matter related to its operations, policies or practices.

(d)	On February 26, 2013, the remaining Board members elected Ms. Laura C. Fulton to serve on the Board, effective February 26, 2013, filling the vacancy created by Mr. Hwang’s resignation from the Board. Ms. Fulton will serve as a Class I Director, with a term expiring in 2014. Ms. Fulton was appointed as a member of the Company’s Audit Committee, effective February 26, 2013.

There are no understandings or arrangements between Ms. Fulton and any other person pursuant to which Ms. Fulton was selected to serve as a director of the Company. There are no relationships between Ms. Fulton and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Ms. Fulton will receive compensation in accordance with the Company’s policies for compensating non-employee directors, including awards under the Company’s 2010 Stock Incentive Plan (the “Plan”). On February 27, 2013, the Compensation Committee made a bonus stock award under the Plan of 1,492 shares to Ms. Fulton. The Company entered into an indemnification agreement with Ms. Fulton, on February 26, 2013. This indemnification agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety. The indemnification agreement requires the Company to indemnify Ms. Fulton to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Indemnification Agreement by and between Targa Resources Corp. and Laura C. Fulton, dated February 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: March 1, 2013	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Indemnification Agreement by and between Targa Resources Corp. and Laura C. Fulton, dated February 26, 2013